Exhibit 10.1
                                                                    ------------



                           TBR ACQUISITION GROUP, LLC
                               1890 Palmer Avenue
                                    Suite 303
                            Larchmont, New York 10531


                                December 1, 2005

MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 358
Chester, West Virginia 26034

Ladies and Gentlemen:

          In connection with the proposal by TBR Acquisition Group, LLC (the "Acquisition LLC"), a Delaware limited liability company recently formed by Edson R. Arneault, Robert A. Blatt, and Robert L. Ruben (together with the Acquisition LLC, the "Purchasers"), to acquire all of the issued and outstanding shares of common stock of MTR Gaming Group, Inc. (the "Company"), not already owned by the Purchasers or their affiliates, the Purchasers and the Company hereby agree as follows:

          1. Reimbursement of Expenses. In order to induce the Purchasers to commit the resources and incur the legal, financial and incidental expenses necessary to continue to proceed with the Purchasers' proposal without the Company having agreed to such proposal or to any limits on the Company seeking alternative proposals, the Company hereby agrees to reimburse to the Purchasers (upon presentation of reasonably satisfactory supporting documentation) the actual, out-of-pocket expenses of the Purchasers (which may include the fees and disbursements of counsel and financial advisors) incurred in connection with Purchasers' proposal (prior to such time as the Company advises Purchasers in writing that the Company intends to pursue an alternative proposal or not to recommend that stockholders accept the Purchasers' proposal) in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), in the event that (a)(i) the Purchasers deliver to the Company evidence reasonably satisfactory to the Special Committee of the Board of Directors of the Company that Purchasers will have at the time of closing the requisite financing to complete such acquisition, it being understood that a "highly confident letter" issued by an investment banker shall be deemed satisfactory evidence ("Evidence of Financing"), and (ii) the Company enters into a definitive agreement with a third party with respect to an Alternative Transaction (as defined below) within twelve (12) months from the date of this Letter Agreement or (b)(i) prior to receipt from the Purchasers of Evidence of Financing, the Company enters into a definitive agreement with a third party with respect to an Alternative Transaction within twelve (12) months from the date of this Letter Agreement and
(ii) the Company consummates such Alternative Transaction.

          The term "Alternative Transaction" shall mean any (i) acquisition of the Company by merger or business combination transaction, or for a "merger of equals" with the Company, (ii) acquisition by any person (other than Purchasers, or any of their respective affiliates or associates) of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (iii) acquisition by any person of all of the outstanding shares of common stock of the Company.

          The Purchasers understand that in no event shall the Company be required to reimburse the expenses referred to in this Letter Agreement with respect to more than one Alternative Transaction.

          2. Governing Law. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles governing conflict of laws.

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          3. Execution.  This Letter  Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument. This Letter Agreement shall become effective upon the execution of a counterpart by all parties hereto.

          If you are in agreement with the foregoing, please execute where indicated below and return the original to the undersigned whereupon the parties shall be bound by the terms of this Letter Agreement.



                                              Very truly yours,

                                              /s/ Robert A. Blatt
                                              -------------------
                                              Robert A. Blatt
                                              Managing Member


Agreed and Acknowledged this 1st day of December 2005:

MTR Gaming Group, Inc.


By:      /s/ Donald Duffy
         ----------------
Name:    Donald Duffy
Title:   Chairman, Special Committee
         of the Board of Directors